Exhibit 10.31
PRIVATE AND CONFIDENTIAL

February 1, 2018
Amit Sharma
A-20 Niti Bagh
New Delhi-110049

Re: India Assignment

Dear Amit Sharma:

On behalf of American Tower Corporation (“ATC”), we congratulate you on, and intend by this letter to clarify your international assignment to the employment of ATC India Infrastructure Private Limited (“ATC Infra”) based in Gurgaon, India.

This assignment has an effective start date of February 1, 2018. ATC Infra will issue you an employment letter to absorb you into its employment (such period of assignment, the “Indian Employment Period”). Please note that you are not being assigned to ATC Infra in order to render services for ATC or on ATC's behalf. Rather, the work undertaken for ATC Infra (“ATC Infra Work”) shall be deemed solely undertaken for ATC Infra, shall be distinct from work undertaken by you for the Company and, during the Indian Employment Period, ATC shall not be responsible for any acts or omissions committed by you with respect to ATC Infra Work. Rather, you will be rendering the ATC Infra Work to ATC Infra solely as its employee and will be under its sole supervision and control with respect to the ATC Infra Work for the entirety of the Indian Employment Period. However, your service at ATC Infra will be included in calculating your overall service in the group.

Mr. Pankaj Mittal will be your principal contact in India. He will help you maintain key contacts within ATC Infra and will, if required, participate in merit increase, bonus and share allocation discussions (if any). Mr. Mittal will also be your principal HR contact in the Company.

To facilitate your assignment, and for other administrative or business purposes, ATC and ATC Infra may share information that they maintain about you, such as information about your work qualifications, compensation or benefits enrollments, either with one another or with other agents or affiliates, whether operating in your home country, your host country or elsewhere.

Please feel free to contact me with any other questions that you may have. If you are in agreement with the terms of the assignment as outlined here, please sign below and return this letter to me, retaining a copy for your own record. On behalf of ATC, I would like to congratulate you on your international assignment with ATC Infra .

**Remainder of Page Intentionally Left Blank - Counterpart Signature Page Follows**

AMERICAN TOWER CORPORATION

BY:	/s/ Edmund DiSanto
Name:	Edmund DiSanto, General Counsel, Secretary,
Executive Vice President and Chief Administrative Officer
Date:	February 1, 2018

Name:	Amit Sharma
Date:	February 1, 2018